AMERUS LIFE HOLDINGS, INC.
EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
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                Six Months Ended                    Three Months Ended
                 June 30, 1998                        June 30, 1998
                -----------------------             ---------------------
                                 Number     Per              Number  Per
                      Net           of      Share    Net      of     Share
                   Income         Shares  Amount   Income    Shares Amount
                   ------         ------  ------   ------    ----- ------
                     (in thousands, except per share amounts)

Basis EPS
 Net Income        $42,621       34,734    $1.23 $20,864  34,733  $0.60

Effect of dilutive
 securities
   Option             -             290     (0.1)       -     258     -
   Warrants           -              62     (0.1)       -      31     -
   Stock appreciation
     rights           -               -      -          -       -     -
                    -------      ------     ---- -------   ------ -----
Diluted EPS        $42,621       35,086   $1.21  $20,864   35,022 $0.60
                   =======       ======    ====  =======   ====== =====
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